                          CALCULATION AGENCY AGREEMENT

          CALCULATION AGENCY AGREEMENT, dated as of February 3, 2005 (the
"Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman
Brothers Inc., as Calculation Agent.

          WHEREAS, the Company has authorized the issuance of up to $19,550,000 aggregate principal amount of Index-Plus Notes Due August 3, 2010, Linked to a
Basket of Four Stock Indices (the "Securities")*;

          WHEREAS, the Securities will be issued under an Indenture, dated as of
September 1, 1987, between the Company and Citibank, N.A., as Trustee (the
"Trustee"), as supplemented and amended by supplemental indentures dated as of
November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993,
October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series
Indenture Provisions dated July 30, 1987, as amended November 16, 1987
(collectively, the "Indenture"); and

          WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

          NOW THEREFORE, the Company and the Calculation Agent agree as follows:

          1.     Appointment of Agent. The Company hereby appoints Lehman
Brothers Inc., as Calculation Agent, and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

          2.     Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due on the Stated Maturity Date of the Securities, the Calculation Agent shall determine such Maturity Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also determine (a) the Successor
Index if publication of a Component Index is discontinued, (b) the Weight of each remaining Component Index if no Successor Index is available or if the publisher of such Component Index or Successor Index, as the case may be, fails to calculate and publish a Closing Index Level on any date, (c) adjustments to a
Component Index, Successor Index or the Closing Index Level if the method of calculating any of these items changes in a material respect or if a Component
Index or Successor Index is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of such
Component Index, or

------------------
     *    Each Component Index is a trademark of the sponsor of such Component
          Index and has been licensed for use by Lehman Brothers Holdings Inc.
          The Securities, linked to the performance of the Component Indices, are not sponsored, endorsed, sold or promoted by the sponsors of the
          Component Indices and the sponsors of the Component Indices make no representation regarding the advisability of investing in the
          Securities.

                                                                               2

Successor Index, as the case may be, had such changes or modifications not been made, (d) adjustments to the Threshold Level, if required in order to reflect adjustments made in a Component Index or Successor Index and (e) whether a
Market Disruption Event has occurred. The Calculation Agent shall notify the
Trustee of all such adjustments or any such Successor Index, or if a Market
Disruption Event has occurred. Annex A hereto sets forth the procedures the
Calculation Agent will use to determine the information described in this
Section 2.

          3.      Calculations. Any calculation or determination by the
Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust
Office.

          4.      Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the
Calculation Agent and the Company.

          5.      Terms and Conditions. The Calculation Agent accepts its
obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

          (a)     in acting under this Agreement, the Calculation Agent is
     acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

          (b)     unless otherwise specifically provided herein, any order,
     certificate, notice, request, direction or other communication from the
     Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

          (c)     the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

          (d)     the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation
     Agent; and

          (e)     the Calculation Agent shall incur no liability hereunder
     except for loss sustained by reason of its gross negligence or willful misconduct.

          6.      Resignation; Removal; Successor. (a) The Calculation Agent may
at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the
Company and

                                                                               3

specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor
Calculation Agent has not been appointed and has not accepted its duties within
90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

          (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor
Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

          (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor
Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

          (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

          7. Certain Definitions. Terms not otherwise defined herein or in Annex
A hereto are used herein as defined in the Indenture or the Securities.

          8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or willful misconduct of the Calculation
Agent or any of its agents or employees.

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The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

          9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the
Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646)
758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399
Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone:
(212) 526-7000), Attention: Corporate Secretary, (b) in the case of the
Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019
(facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity
Derivatives Trading and (c) in the case of the Trustee, to it at 388 Greenwich
Street, 14th Floor, New York, New York 10013 (facsimile: (212) 816-5527)
(telephone: (212) 816-5773), Attention: Agency and Trust, or in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

          10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                       LEHMAN BROTHERS HOLDINGS INC.

                                       By: /s/ Karen Corrigan
                                          --------------------------------------
                                          Karen Corrigan
                                          Vice President

                                       LEHMAN BROTHERS INC.,
                                         as Calculation Agent

                                       By: /s/ Karen Corrigan
                                          --------------------------------------
                                          Karen Corrigan
                                          Vice President

                         [Calculation Agency Agreement]

                                     ANNEX A

     1.   The Basket and the Component Indices.

          The basket (the "Basket") shall initially be composed of the following indices: the Nikkei 225(SM) Index, as calculated, published and disseminated by
Nihon Keizai Shimbun, Inc., the Dow Jones EURO STOXX 50(SM) Index, as
calculated, published and disseminated by STOXX Limited, the MSCI Taiwan(SM)
Index, as calculated, published and disseminated by Morgan Stanley Capital
International Inc., and the AMEX Hong Kong 30(SM) Index, as calculated, published and disseminated by the American Stock Exchange, Inc. (each, a
"Component Index" and, collectively, the "Component Indices").

     2.   Determination of the Maturity Payment Amount.

          The Calculation Agent shall, at the request of the Trustee, determine the amount payable on the Stated Maturity Date for each $1,000 principal amount of Securities (the "Maturity Payment Amount").

          The Maturity Payment Amount shall be the following:

          o    If the Final Basket Value is greater than or equal to the Initial
               Basket Value, the sum of:

               (1)  $1,000 and

                                    Upside                              Initial
               (2)  $1,000   x   Participation   x    Final Basket  -   Basket
                                     Rate                 Value          Value
                                                     ---------------------------
                                                        Initial Basket Value

          o    If the Final Basket Value is less than the Initial Basket Value and the Closing Basket Value is at or above the Threshold Level on all Exchange Business Days during the Measurement Period,
               $1,000.

          o    If the Final Basket Value is less than the Initial Basket Value and the Closing Basket Value has fallen below the Threshold Level on any Exchange Business Day during the Measurement Period, the product of:

               (1)  $1,000 and

               (2)   Final Basket Value
                   ----------------------
                    Initial Basket Value

     3.   Discontinuance of one or more of the Component Indices.

     (a) If a publisher of one of the Component Indices discontinues publication of such Component Index and such publisher or another entity publishes a successor or substitute index

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(a "Successor Index") that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued
Component Index, then the Calculation Agent shall determine each subsequent
Closing Basket Value to be used in (a) determining whether the Closing Basket
Value has fallen below the Threshold Level on any Exchange Business Day during the Measurement Period and (b) computing the Maturity Payment Amount by reference to the Closing Index Level of such Successor Index on the applicable date.

     (b) Upon any selection by the Calculation Agent of any Successor Index, the
Company shall promptly give notice to the holders of the Securities.

     (c) If a publisher of one of the Component Indices discontinues publication of such Component Index and the Calculation Agent determines that no Successor
Index is available at such time, or if such publisher (or the publisher of any
Successor Index) fails to calculate and publish a Closing Index Level for such
Component Index (or a Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, the Component Index (or Successor
Index) shall be removed from the Basket as of the close of business on the last day on which its Closing Index Level was published by its publisher and the weight of each remaining Component Index (or Successor Index) shall simultaneously be increased by an amount determined by the Calculation Agent such as to result in both (a) the relative weights of remaining Component
Indices on such day and (b) the Closing Basket Value on such day remaining unchanged. In addition, the Calculation Agent shall make such other adjustments to the terms of the Securities as may be required to account for such discontinued Component Index.

     4.   Alteration of Method of Calculation.

          If at any time the method of calculating a Component Index, any
Successor Index, or the Closing Index Level thereof on any particular day, is changed in a material respect, or if a Component Index or any Successor Index is in any other way modified so that such index does not, in the opinion of the
Calculation Agent, fairly represent the level of such Component Index or such
Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the Close of Trading of the
Relevant Exchanges on which the securities comprising such Component Index or such Successor Index traded on any date the Closing Index Level thereof is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such Component Index or such Successor
Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent shall calculate the Closing Index Level of a
Component Index on any particular day and the Maturity Payment Amount with reference to such Component Index or such Successor Index, as adjusted.

          Accordingly, if the method of calculating a Component Index or a
Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the Calculation Agent shall adjust such index in order to arrive at a level of such Component Index or such Successor Index as if it had not been modified.

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     5.   Definitions.

          Set forth below are the terms used in the Agreement and in this Annex
A.

          "Agreement" shall have the meaning set forth in the preamble to this
Agreement.

          "AMEX" shall mean the American Stock Exchange LLC.

          "Basket" shall have the meaning set forth in Section 1 of this Annex
A.

          "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

          "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

          "Close of Trading" shall mean, in respect of any Relevant Exchange, the scheduled weekday closing time on a day on which the Relevant Exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

          "Closing Basket Value" shall mean, with respect to any day, the sum of the products of the Closing Index Level of each Component Index on that day and the applicable Weight for such Component Index.

          "Closing Index Level" shall mean, with respect to any day, in the case of any Component Index or any Successor Index, the closing level of such
Component Index or Successor Index, as the case may be, as reported by the publisher of such Component Index or Successor Index, as the case may be, on such day or as determined by the Calculation Agent pursuant to this Agreement.

          "Company" shall have the meaning set forth in the preamble to this
Agreement.

          "Component Index" shall have the meaning set forth in Section 1 of this Annex A.

          "Exchange Business Day" shall mean any day on which all of the
Component Indices and any Successor Indices are published by their respective publisher or are otherwise determined by the Calculation Agent pursuant to this
Agreement.

          "Final Basket Value" shall equal the Closing Basket Value on the
Valuation Date.

          "Indenture" shall have the meaning set forth in the preamble to this
Agreement.

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          "Initial Basket Value" shall equal 1,000.

          "Market Disruption Event", with respect to a Component Index or any
Successor Index shall mean any of the following events has occurred on any day as determined by the Calculation Agent in its sole discretion:

     (1)  A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of such Component Index or any Successor Index, by the Relevant Exchanges on which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that Relevant Exchange or otherwise.

     (2)  A material suspension of, or limitation imposed on, trading in futures or options contracts relating to such Component Index or any Successor
     Index by the primary exchange on which those futures or options contracts are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

     (3)  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of such Component Index or any Successor Index on the Relevant Exchanges on
     which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on that day.

     (4)  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to such
     Component Index or any Successor Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the Close of Trading on that day.

     (5)  The closure of the Relevant Exchanges on which securities that then comprise 20% or more of such Component Index or any Successor Index are traded or on which futures or options contracts relating to such Component
     Index or any Successor Index are traded prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchanges at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Relevant Exchanges and (ii) the submission deadline for orders to be entered into the Relevant Exchanges for execution at the Close of Trading on that day.

For purposes of determining whether a Market Disruption Event has occurred, the relevant percentage contribution of a security to the level of a Component Index or any Successor Index will be based on a comparison of (x) the portion of the level of such Component Index or Successor Index attributable to that security and (y) the overall level of such Component Index or Successor Index, in each case immediately before the occurrence of the Market Disruption Event.

                                                                               5

          "Maturity Payment Amount" shall have the meaning set forth in Section
2 of this Annex A.

          "Measurement Period" shall mean the period from January 31, 2005 to and including the Valuation Date.

          "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

          "NYSE" shall mean The New York Stock Exchange, Inc.

          "Relevant Exchange" shall mean, for any security (or any combination thereof then underlying any Component Index or any Successor Index), the primary exchange, quotation system, including any bulletin board service, or other market of trading for such security.

          "Securities" shall have the meaning set forth in the preamble to this
Agreement.

          "Stated Maturity Date" shall mean August 3, 2010 (or if August 3, 2010 is not a Business Day, on the next Business Day); provided, that if a Market
Disruption Event occurs on the Valuation Date, the Stated Maturity Date shall be the third Business Day following the date that the Final Basket Value on the postponed Valuation Date is determined.

          "Successor Index" shall have the meaning set forth in Section 3(a) of this Annex A.

          "Threshold Level" shall mean 600, as it may be adjusted from time to time by the Calculation Agent to the extent it believes appropriate, in a manner consistent with the adjustments to the method of calculation of a Component
Index or a Successor Index described in Sections 3 and 4 of this Annex A and under the circumstances described in Sections 3 and 4 of this Annex A.

          "Trustee" shall have the meaning set forth in the preamble to this
Agreement.

          "Upside Participation Rate" shall mean 105%.

          "Valuation Date" shall mean July 29, 2010; provided, that if a Market
Disruption Event occurs on such day, then the Valuation Date shall be the next following Exchange Business Day on which no Market Disruption Event occurs;
provided, however, if a Market Disruption Event occurs on each of the eight
Exchange Business Days following the originally scheduled Valuation Date, then
(a) that eighth Exchange Business Day shall be deemed the Valuation Date and (b)
the Calculation Agent shall determine the Final Basket Value based upon its good faith estimate of the value of the Basket on that eighth Exchange Business Day.

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          "Weight" of a Component Index shall initially be as follows:

                  Component Index                        Weight
                  ---------------                        ------
                  The Nikkei 225 Index                  0.030735
                  The Dow Jones
                      EURO STOXX
                      50 Index                          0.100518
                  The MSCI Taiwan
                      Index                             0.996532
                  The AMEX Hong
                      Kong 30 Index                     0.146342

          The Weights shall be subject to adjustment by the Calculation Agent pursuant to this Agreement.